EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Dollar Tree Stores, Inc.


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-92812, 33-92814 and 33-92816) of Dollar Tree Stores, Inc. of our report dated January 21, 1997 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Dollar Tree Stores, Inc.



 /s/ KPMG Peat Marwick LLP
----------------------------


Norfolk, Virginia
March 28, 1997